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                                                  EXHIBIT (11)



                          BUCKEYE PARTNERS, L.P.
                     COMPUTATION OF EARNINGS PER UNIT
           (In thousands, except for Units and per Unit amounts)
                                (Unaudited)

                                            Quarter Ended March 31,
                                              1996           1995
Net income                                $    11,658    $    11,405

Primary earnings per Unit
  Net Income                              $      0.96    $      0.94

Fully-diluted earnings per Unit
  Net income                              $      0.96    $      0.94

Weighted average number of Units
 outstanding:
  Units outstanding at March 31            12,160,045     12,139,122
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Primary)                          21,729         17,240
  Total Units outstanding - Primary        12,181,774     12,156,362

  Units outstanding at March 31            12,160,045     12,139,122
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Fully-diluted)                    23,510         17,763
  Total Units outstanding -
   Fully-diluted                           12,183,555     12,156,885




Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulation S-K item 601(b)(11).